TO BUSINESS, HEALTH AND TECHNOLOGY EDITORS:

Sangamo BioSciences Reports 2007 Fourth Quarter and Year-End Financial Results

Company Ends Year with Cash and Investments of $81.4 Million

RICHMOND, Calif., Feb. 5 /PRNewswire-FirstCall/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO) today reported 2007 fourth quarter and year-end financial results and accomplishments and provided an outlook for 2008.

For the fourth quarter ended December 31, 2007, Sangamo reported a consolidated net loss of $6.7 million, or $0.17 per share, compared to a net loss of $8.9 million, or $0.26 per share, for the same period in 2006. As of December 31, 2007, the company had cash, cash equivalents and investments of $81.4 million.

Revenues for the fourth quarter of 2007 were $2.8 million, compared to $2.2 million for the same period in 2006. Fourth quarter 2007 revenues were primarily from Sangamo's agreements with Dow AgroSciences (DAS), Sigma-Aldrich Corporation, research grants and enabling technology agreements in protein production.

Research and development expenses were $7.9 million for the 2007 quarter, compared to $10.1 million for the same period in 2006 which included the one-time costs of Sangamo's acquisition of Edwards Lifesciences' ZFP Therapeutic(TM) angiogenesis program, a transaction valued at $5.8 million of common stock. Excluding the one-time 2006 charge, the increase in research and development expenses for the fourth quarter of 2007 of $3.6 million was primarily due to advancing the Company's clinical development program in diabetic neuropathy and pre-IND programs to develop ZFP Therapeutics for the treatment of HIV/AIDS and glioblastoma, as well as increased R&D personnel costs and lab supply expenses. General and administrative expenses were $2.5 million for the fourth quarter of 2007, compared to $1.9 million for the same period in 2006. Total operating expenses for the fourth quarter of 2007 were $10.4 million, compared to $12.0 million for the same period in 2006.

Net interest and other income was $935,000 for the fourth quarter of 2007, compared to $858,000 for the same period in 2006, primarily due to higher average cash and investment balances.

Full Year Results

For the year ended December 31, 2007, the consolidated net loss was $21.5 million, or $0.58 per share, compared to a net loss of $17.9 million, or $0.55 per share, for the year ended December 31, 2006. Revenues were $9.1 million for 2007, compared to $7.9 million in 2006. Total operating expenses were $33.9 million in 2007 and $28.6 million in 2006. Operating expenses in 2006 included the acquisition of the Edwards Lifesciences' ZFP Therapeutic angiogenesis program, a one-time cost for Sangamo of $5.8 million. The increase in operating expenses for 2007 was primarily associated with Sangamo's clinical development program in diabetic neuropathy and pre-IND programs to develop ZFP Therapeutics for the treatment of HIV/AIDS and glioblastoma, as well as increased R&D personnel costs and lab supply expenses.

2007 Highlights

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Presentation of first clinical data from Phase 1b study of SB-509 in subjects with diabetic neuropathy (DN). Data from the Phase 1b clinical trial were presented at the American Diabetes Association Meeting in June and the Society for Neuroscience Meeting in November. The data demonstrate statistically significant improvement in quantitative sensory testing and clinically relevant trends toward improvement in nerve conduction velocity in subjects with mild to moderate diabetic neuropathy over a six month period after a single administration of SB-509. SB-509 is an injectable formulation of plasmid DNA that encodes a zinc finger DNA-binding protein transcription factor (ZFP TF(TM)), designed to upregulate the vascular endothelial growth factor-A (VEGF-A) gene.

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Initiation of additional Phase 2 clinical trials of SB-509 in moderate to severe DN (SB-509-701) and stem cell mobilization (SB-509-703). In April, Sangamo announced the initiation of a randomized, single-blind, placebo-controlled, repeat-dosing Phase 2 study designed to evaluate the clinical safety and effects of repeat administration of SB-509 in subjects that have moderate to severe DN (SB-509-701). In January 2008, Sangamo announced that it had initiated a randomized, single-blind, placebo-controlled, multi-center Phase 2 clinical trial (SB-509-703) in subjects with mild to moderate DN designed to evaluate the pharmacokinetics of stem cell mobilization into the bloodstream after treatment with varying doses of SB-509 as well as the clinical safety and clinical effects of SB-509 administration.

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Completion of enrollment of Phase 2 clinical trial of SB-509 for mild to moderate DN (SB-509-601). In December, Sangamo announced that enrollment was complete in a randomized, double-blind, repeat-dosing, placebo-controlled, multi-center trial to evaluate SB-509 for the treatment of mild to moderate DN. The company expects to have data from this trial in the second half of 2008.

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Establishment of major alliance with Sigma-Aldrich Corporation. In July, as part of an agreement to develop and commercialize high value laboratory research reagents based upon Sangamo's ZFP technology, Sangamo received an upfront payment of $13.5 million which included license fees and the purchase of one million shares of Sangamo stock. Sangamo is also eligible to receive research funding, development and commercial milestone payments of up to $24 million and sublicense payments and royalties on product sales.

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Achievement of multiple milestones in Dow AgroSciences collaboration. As part of their joint Research and Commercial License Agreement the companies achieved milestones that represent the successful application of Sangamo's ZFP technology to the generation of specific traits in two major crop species -- maize and canola.

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Sangamo closed a registered direct offering to institutional investors. In July, Sangamo sold an aggregate of 3,278,689 shares of common stock to a group of institutional investors in a registered direct offering, resulting in gross proceeds to the company of approximately $30 million before fees and expenses.

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Appointment of H. Ward Wolff as Executive Vice President and Chief Financial Officer (CFO). In December 2007, Mr. Wolff joined Sangamo's senior management team after serving on the Board of Directors of the Company since June 2006. In this newly created position, Mr. Wolff oversees the company's administrative, financial and business development activities and operations.

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Sangamo hosted an Investor and Analyst Briefing. On December 5, Sangamo provided an update on its achievements in 2007, its therapeutic programs, progress in its collaboration with Dow AgroSciences and its objectives for 2008 during its annual Investor and Analyst Briefing held in New York. The event was webcast and the replay is available on Sangamo's website at http://investor.sangamo.com/events.cfm

2008 Objectives

In today's conference call members of Sangamo's management team will discuss the company's plans and objectives for 2008 that include:

Therapeutic Programs

--	Present additional data from the completed Phase 1b study designed to evaluate the effect of a single administration of SB-509 in subjects with mild to moderate DN.
--	Complete follow-up and presentation of data in the second half of the year from a Phase 2 study (SB-509-601) to evaluate the effects of SB-509 in subjects with mild to moderate DN.
--	Complete accrual, follow-up and presentation of data from a Phase 2 study (SB-509-701) to evaluate SB-509 in subjects with moderate to severe DN.
--	Complete accrual and treatment in the recently initiated Phase 2 pharmacokinetic trial (SB-509-703) to evaluate the effect of SB-509 on stem cell mobilization
--	Initiate a Phase 2 clinical trial to evaluate SB-509 for the treatment of ALS (Amyotrophic Lateral Sclerosis, also known as "Lou Gehrig's disease").
--	Advance ZFP Therapeutic pipeline by initiating Phase 1 clinical trials of ZFP Therapeutics for glioblastoma and HIV / CCR5.
--	Present preclinical data in spinal cord injury, stroke, neuropathic pain and ZFN(TM)-mediated gene modification.

Business

--	Strategic Collaborations & Enabling Technology Agreements
--	Pursue strategic partnering in ZFP Therapeutics.
--	Achieve additional research milestones in Dow AgroSciences collaboration in plant agriculture.
--	Increase visibility and value of ZFNs by developing commercial research reagents in collaboration with Sigma-Aldrich.
--	Establish new commercial license agreements using ZFNs to improve cell-lines used in protein production and other biological applications.

Financials and Operations

--	Maintain year-end 2008 cash and investments balance of at least $55.0 million.

Conference Call

Sangamo will host a conference call today at 5:00 p.m. ET, which will be open to the public. The call will also be webcast live and can be accessed via a link on the Sangamo BioSciences website in the Investor Relations section under "Events and Presentations" http://investor.sangamo.com/events.cfm. The webcast replay will also be available for two weeks after the call. During the conference call, the company will review these results, discuss other business matters, and provide forward-looking guidance with respect to 2008.

The conference call dial-in numbers are 877-545-1489 for domestic callers and 719-325-4844 for international callers. The passcode for the call is 4452025. For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 5:00 p.m. PT on February 5, 2008 to 11:59 p.m. PT on February 12, 2008. The conference call replay numbers for domestic and international callers are 888-203-1112 and 719-457-0820 respectively. The conference ID number for the replay is 4452025.

About Sangamo

Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The most advanced ZFP Therapeutic(TM) development program is currently in Phase 2 clinical trials for evaluation of safety and clinical effect in patients with diabetic neuropathy. Phase 1 clinical trials are ongoing to evaluate a ZFP Therapeutic for peripheral artery disease. Other therapeutic development programs are focused on stem cell mobilization, ALS, cancer, HIV/AIDS, neuropathic pain, nerve regeneration, Parkinson's disease and monogenic diseases. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TF(TM)) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP Nucleases (ZFN(TM)) for gene modification. Sangamo has established strategic partnerships with companies outside of the human therapeutic space including Dow AgroSciences, Sigma-Aldrich Corporation and several companies applying its ZFP Technology to enhance the production of protein pharmaceuticals. For more information about Sangamo, visit the company's web site at http://www.sangamo.com.

This press release contains forward-looking statements regarding Sangamo's current expectations. These forward looking statements include, without limitation, references to the research and development of ZFP TFs and ZFNs, clinical trials and therapeutic applications of Sangamo's ZFP technology platform, achievement of research milestones and objectives, strategic partnership with collaborators and anticipated amount of cash and cash equivalents. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the early stage of ZFP Therapeutic development, uncertainties related to the timing of initiation and completion of clinical trials, whether clinical trial results will validate and support the safety and efficacy of ZFP Therapeutics, and the ability to establish strategic partnerships.

Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo will be able to develop commercially viable gene based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the company's operations and business environments. These risks and uncertainties are described more fully in the company's' Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

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SELECTED FINANCIAL DATA
(in thousands, except per share data)
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Consolidated Statement of
Operations Data:
Revenues	$2,767	$2,193	$9,098	$7,885
Operating expenses:
Research and development	7,904	10,057	25,559	21,527
General and administrative	2,470	1,942	8,310	7,087
Total operating expenses	10,374	11,999	33,869	28,614
Loss from operations	(7,607)	(9,806)	(24,771)	(20,729)
Interest and other income, net	935	858	3,291	2,865
Net loss	$(6,672)	$(8,948)	$(21,480)	$(17,864)
Basic and diluted net loss per
common share	$(0.17)	$(0.26)	$(0.58)	$(0.55)
Shares used in computing basic and
dilutednet loss per common share	40,226	34,098	37,355	32,502

CONSOLIDATED CONDENSED BALANCE SHEET DATA
	December 31,	December 31,
	2007	2006

Cash, cash equivalents, and investments	81,412	53,975
Total assets	83,900	55,780
Total stockholders' equity	72,122	48,705